Malizia Spidi & Fisch, PC
ATTORNEYS AT LAW
1227 25th Street, N.W.
Suite 200 West
Washington, D.C.  20037
(202) 434-4660
Facsimile: (202) 434-4661

September 9, 2011

Board of Directors
Sun Bancorp, Inc.
226 Landis Avenue
Vineland, New Jersey 08360

RE:          Registration Statement on Form S-8
Sun Bancorp, Inc. 2010 Stock-Based Incentive Plan

Ladies and Gentlemen:

We have acted as special counsel to Sun Bancorp, Inc. a New Jersey corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 4,900,000 shares of common stock, par value $1.00 per share (the “Common Stock”) of the Company which may be issued (i)  upon the exercise of options, and (ii) upon the award of shares of Common Stock for restricted stock awards under the 2010 Stock-Based Incentive Plan (the “Plan”), as more fully described in the Registration Statement.  You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion and based thereon, we are of the opinion that the Common Stock when issued pursuant to the stock awards granted under and in accordance with the terms of the Plan will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8.

Sincerely,

/s/ Malizia Spidi & Fisch, PC
Malizia Spidi & Fisch, PC